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                                                                       EXHIBIT 6

                             JOINT FILING AGREEMENT

         In accordance with Rule 13k-1 under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to Common Shares, par value 0.04 Dutch guilders per share, of Indigo N.V., and further agrees that this Joint Filing Agreement be included as an exhibit to such filing provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the informa-tion concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instruments.

Dated: October 27, 2000
                                 HEWLETT-PACKARD COMPANY


                                 By:    /s/ Charles N. Charnas
                                     -------------------------------------------
                                        Name:  Charles N. Charnas
                                        Title: Assistant Secretary and
                                               Senior Managing Counsel




Dated: October 27, 2000
                                 HEWLETT-PACKARD EUROPE B.V.



                                 By:    /s/ Lawrence Tomlinson
                                     -------------------------------------------
                                        Name:  Lawrence Tomlinson
                                        Title: Managing Director